SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

              Filed by the Registrant  |_|
              Filed by a Party other than the Registrant  |_|

              Check the appropriate box:
              |_| Preliminary Proxy Statement
              |_| Confidential, for use of the Commission Only (as permitted by
                  Rule 14a-6(e)(2))
              |X| Definitive Proxy Statement
              |_| Definitive additional materials
              |_| Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                     BUILDING MATERIALS HOLDING CORPORATION
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

           Payment of Filing Fee (Check the appropriate box): |X| No fee required.
           |_| Fee computed on table below per Exchange Act Rules
               14a-6(I)(1) and 0-11.

               (1) Title of each class of securities to which transaction applies:

               (2)  Aggregate number of securities to which transaction applies:

               (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

               (4)  Proposed maximum aggregate value of transaction:

               (5)  Total fee paid:

           |_| Fee paid previously with preliminary materials.

           |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing. (1) Amount previously paid:

               (2)  Form, Schedule or Registration Statement No.:

               (3)  Filing party:

               (4)  Date filed:

                                     [LOGO]
                                      BMHC
                               BUILDING MATERIALS
                              HOLDING CORPORATION

                         ONE MARKET PLAZA, STEUART TOWER
                             26TH FLOOR, SUITE 2650
                          SAN FRANCISCO, CA 94105-1475


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                   MAY 1, 2001


DEAR SHAREHOLDER:

     You are invited to attend Building Materials Holding Corporation's 2001 Annual Meeting of Shareholders ("Annual Meeting"), which will be held at The Ritz-Carlton, 600 Stockton in San Francisco, California on Tuesday, May 1, 2001, at 8:00 a.m. Pacific Daylight Time for the following purposes:

     1. Elect directors to serve for the 2001 fiscal year and until their successors are elected. (See "PROPOSAL 1 - ELECTION OF BOARD OF DIRECTORS.")

     2. Approve the Employee Stock Purchase Plan. (See "PROPOSAL 2 - APPROVE THE EMPLOYEE STOCK PURCHASE PLAN.")

     3. Transact such other business as may properly come before the meeting or any adjournment of the meeting.

     Our Board of Directors has established the close of business on Thursday, March 15, 2001, as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting.

     We hope you will be able to attend. But if you are unable to attend, we need your vote. Voting by proxy will not prevent you from voting in person at the Annual Meeting, but it will assure that your vote is counted if you are unable to attend the Annual Meeting.

     If you plan on voting at the Annual Meeting and your shares are held by a broker, bank, or other person, you must bring two additional items to the Annual
Meeting: (i) a letter from that entity which confirms your beneficial ownership of shares, and (ii) a proxy issued in your name.

     Your vote is important to us regardless of the number of shares you own. Please sign and date the enclosed proxy and return it promptly in the enclosed self-addressed, postage-paid envelope or you may vote your proxy by telephone or the Internet. As a shareholder you have a unique control number printed on your proxy card along with instructions to assist you in voting by telephone or on the Internet. If you choose either telephone or Internet voting, you may vote as many times as you wish and your latest vote will be the vote counted. If you attend the Annual Meeting, you may also vote in person or by your proxy.

     If you have any questions, please do not hesitate to contact us.






                                            Paul S. Street
                                            Senior Vice President,
                                            General Counsel and
                                            Corporate Secretary

San Francisco, California
April 2, 2001

                     BUILDING MATERIALS HOLDING CORPORATION
                         ONE MARKET PLAZA, STEUART TOWER
                             26TH FLOOR, SUITE 2650
                          SAN FRANCISCO, CA 94105-1475


                                 PROXY STATEMENT


                                TABLE OF CONTENTS

INTRODUCTION................................................................. 3
INFORMATION CONCERNING VOTING................................................ 3
  o  General Information .................................................... 3
  o  Date, Time and Place of Annual Meeting ................................. 3
  o  Record Date; Shares Entitled to Vote ................................... 3
  o  Market for BMHC's Common Stock ......................................... 3
  o  Quorum; Required Vote .................................................. 3
  o  Revocability of Proxies ................................................ 4
  o  Solicitation ........................................................... 4
PROPOSAL 1................................................................... 5
  o  Election of Board of Directors ......................................... 5
PROPOSAL 2................................................................... 7
  o  Approve the Employee Stock Purchase Plan ............................... 7
MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS............................ 11
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS.............................. 12
EXECUTIVE COMPENSATION AND OTHER INFORMATION................................. 14
  o  Summary of Cash and Certain Other Compensation ......................... 14
  o  Stock Option Grants in the Last Fiscal Year ............................ 16
  o  Option Grants in Last Fiscal Year ...................................... 16
  o  Aggregated Options/Exercises in Last Fiscal Year and
       FY End Option Values ................................................. 18
  o  Compensation of Directors .............................................. 18
  o  Severance and Change of Control Agreements ............................. 18
  o  Compensation Committee Interlocks and Insider Participation ............ 19
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION...................... 19
REPORT OF THE AUDIT COMMITTEE................................................ 22
FEES PAID TO INDEPENDENT AUDITORS............................................ 23
PERFORMANCE GRAPH............................................................ 24
CERTAIN RELATIONSHIPS AND OTHER TRANSACTIONS................................. 25
SHAREHOLDER PROPOSALS........................................................ 25
SHAREHOLDER NOMINATION OF DIRECTORS.......................................... 26
OTHER MATTERS................................................................ 26
APPENDIX A: EMPLOYEE STOCK PURCHASE PLAN
APPENDIX B: CHARTER OF AUDIT COMMITTEE

                                  INTRODUCTION

     Building Materials Holding Corporation ("BMHC" or the "Company"), is a Nasdaq-traded company headquartered in San Francisco, California. We specialize in providing value-added services and high-quality products to the residential construction market. Our operating subsidiaries include BMC West Corporation and BMC Framing Inc., with 133 facilities organized into 55 business units. BMC Framing holds a 49% equity interest in Knipp Brothers Industries, LLC, a leading framing contractor operating in Arizona, California and Nevada.

                          INFORMATION CONCERNING VOTING

GENERAL INFORMATION

     We have sent you the enclosed proxy because BMHC's Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. This proxy statement is designed to provide you with information to assist you in voting your shares. It summarizes information that we are required to provide to you under the rules of the Securities and Exchange Commission. The purpose of the Annual Meeting is for the holders of BMHC's common stock to consider and vote on the following proposals:

     1. Elect directors to serve for the 2001 fiscal year and until their successors are elected.

     2.   Adopt the Employee Stock Purchase Plan.

     3. Transact such other business as may properly come before the meeting or any adjournment of the meeting.

DATE, TIME AND PLACE OF ANNUAL MEETING

     The Annual Meeting will be held on Tuesday, May 1, 2001, at 8:00 a.m. Pacific Daylight Time, at The Ritz-Carlton, 600 Stockton in San Francisco, California. BMHC intends to mail this Proxy Statement and accompanying proxy card on or about April 2, 2001, to all shareholders entitled to vote at the Annual Meeting.

RECORD DATE; SHARES ENTITLED TO VOTE

     BMHC's Board of Directors fixed the close of business on Thursday, March 15, 2001, as the record date (the "Record Date") for determining BMHC's shareholders entitled to vote at the Annual Meeting. Only the holders of record of BMHC's common stock on the Record Date will be entitled to notice of and to vote at the Annual Meeting. At the close of business on March 15, 2001, there were 12,839,607 shares of common stock outstanding.

MARKET FOR BMHC'S COMMON STOCK

     BMHC's common stock is listed for quotation on the Nasdaq Market System under the symbol "BMHC." On the Record Date, the fair market value of BMHC's common stock as reported by the Nasdaq Market System at the close of trading was $8.938.

QUORUM; REQUIRED VOTE

     On the Record Date, there were 12,839,607 shares of outstanding common stock of BMHC and approximately 3,770 holders of record. You are entitled to one vote for each share of common stock of BMHC that you hold as of the Record Date on each of the matters to be voted on at the Annual Meeting. You do not have cumulative voting rights. A quorum consisting of at least 6,419,804 shares is necessary to hold a valid meeting. If at least 6,419,804 shares of the total 12,839,607 shares entitled to vote at the Annual Meeting are cast, either in person or by proxy (card mailing, telephone or Internet), a quorum will exist.

     The inspectors of election appointed for the Annual Meeting will tabulate all votes relying on reports provided from the transfer agent. They will separately tabulate affirmative and negative votes, abstentions, and broker non-votes. Abstentions and broker non-votes will be included in determining the number of shares present and voting at the Annual Meeting. Abstentions will count toward the quorum requirement, and they will have the same effect as negative votes. Broker non-votes will be counted toward a quorum, but will not be counted in determining whether a matter is approved.

REVOCABILITY OF PROXIES

     You may revoke your proxy at any time before it is voted. You may revoke your proxy by filing a written notice of revocation or a duly executed proxy with a later date with the Secretary of BMHC at its executive office located at One Market Plaza, Steuart Tower, 26th Floor, Suite 2650, San Francisco, CA 94105-1475, or by attending the Annual Meeting and voting in person. Your attendance at the Annual Meeting will not, by itself, revoke your proxy.

SOLICITATION

     BMHC will pay the entire cost for solicitation of proxies. Copies of the solicitation materials will be sent to banks, brokerage houses, fiduciaries, and custodians holding in their names shares of BMHC's common stock beneficially owned by others to forward to such beneficial owners. BMHC may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to the beneficial owners. Directors, executive officers, or other regular BMHC employees may supplement the original solicitation of proxies. BMHC will not pay its directors, executive officers, or regular employees any additional compensation for this service.

                                   PROPOSAL 1

                         ELECTION OF BOARD OF DIRECTORS

     BMHC's Board of Directors has nominated nine people to fill the nine Board positions authorized in BMHC's Bylaws. Each nominee will be elected to hold office until the next annual meeting of shareholders and until a successor is elected and has qualified, or until a director's earlier death, resignation, or removal.

If elected, each nominee has agreed to serve, and the Board has no reason to believe that any nominee will be unable to serve. If a nominee is unable to stand for election as a result of an unexpected occurrence, the Board may substitute a nominee and allocate the voted shares for another person of its choice. It is intended that the executed proxies be voted for the election of the nine nominees, unless the authority to do so is withheld. The nine nominees receiving the highest number of affirmative votes at the Annual Meeting will be elected as BMHC directors.

GEORGE E. MCCOWN - Mr. McCown (65) is Chairman of BMHC's Board of Directors and has been a director since 1987. He was co-founder and has been a Managing General Partner of the MDC Management Companies, the general partner of McCown De Leeuw & Co., since 1984, and was instrumental in financing and executing the leveraged buy-out of the Company in 1987. Mr. McCown is a director of Aurora Foods, Inc., in addition to several privately held companies.

ROBERT E. MELLOR - Mr. Mellor (57) is the President and Chief Executive Officer of BMHC, and has served as a director since 1991. Mr. Mellor was previously Of Counsel with the law firm of Gibson, Dunn & Crutcher LLP from 1990 through February 15, 1997. He also serves as a director of Coeur d'Alene Mines Corporation, The Ryland Group, Inc., and California Chamber of Commerce. He is on the board of councilors of Save-the-Redwoods League.

ALEC F. BECK - Mr. Beck (44) has served as a director since 1996. He joined Stripling-Blake Lumber Company, Inc. ("SBLC"), an Austin, Texas building materials retailer, in 1974, and served as President from 1983 until 1995 when certain assets of SBLC were sold to the Company.

H. JAMES BROWN - Dr. Brown (60) has served as a director since 1991. He is currently the President and Chief Executive Officer for the Lincoln Institute of Land Policy. Dr. Brown was a professor at the Kennedy School of Government, Harvard University, from 1970 to 1996, and served as the director of the Joint Center for Housing Studies at Harvard University. He also serves as a director of American Residential Investment Trust.

WILBUR J. FIX - Mr. Fix (73) has served as a director since 1991. He served as Chairman and Chief Executive Officer of The Bon Marche from 1980 until his retirement in February 1993. He is also a member of the advisory council for the Institute of Retail Studies for the College of the Desert in Palm Desert, California. He currently serves as a director of Vans, Inc., and several privately held companies.

DONALD S. HENDRICKSON - Mr. Hendrickson (70) retired as President and Chief Executive Officer of BMC West Corporation in 1998. He has served as a director since 1987. Mr. Hendrickson currently serves on the Board of Trustees and Executive Committee of Albertson College of Idaho.

GUY O. MABRY - Mr. Mabry (74) has served as a director since 1991. He previously served as Executive Vice President of Owens-Corning Fiberglas Corporation from 1986 until his retirement in 1990. Mr. Mabry was a Senior Vice President of Owens-Corning from 1980 to 1986.

PETER S. O'NEILL - Mr. O'Neill (64) has served as a director since 1993. He is the founder of O'Neill Enterprises, Inc., a residential development and home building company, and is currently chairman of O'Neill Enterprises, Inc., and related companies. He previously founded River Run Development Company in 1979. Mr. O'Neill has served as a director of various local and national economic and urban development organizations. He currently serves on the Board of Trustees and Executive Committee of Albertson College of Idaho and The Nature Conservancy of Idaho. He is a member of the Urban Land Institute and is currently serving as a director of IdaCorp and Idaho Power Company.

RICHARD G. REITEN - Mr. Reiten (61) has been nominated for election to the board for the first time. After the retirement of Mr. Hansberger from the Board in December 2000, he was appointed to the Board by the other directors on February 13, 2001. Mr. Reiten is currently the Chairman, President and Chief Executive Officer of Northwest Natural Gas Co., and is a director of U.S. Bankcorp, and Regence BlueCross BlueShield of Oregon. Mr. Reiten also serves on the boards of American Gas Association, United Way of Oregon and The Nature Conservancy of Oregon.



                  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 1.

                                   PROPOSAL 2

                    APPROVE THE EMPLOYEE STOCK PURCHASE PLAN

     At the Annual Meeting, shareholders will be asked to approve BMHC's Employee Stock Purchase Plan (the "Employee Plan"), which was adopted by the Company's Board of Directors (the "Board") on September 6, 2000, subject to approval by BMHC's shareholders.

WHY ARE WE SEEKING APPROVAL OF AN EMPLOYEE PLAN?

     The Company believes that it should facilitate the ownership of stock of the Company by employees to further align the interest of the employees with the interest of the Company's shareholders and to increase the employees' level of knowledge and interest in the Company. To facilitate the ownership of stock, the Employee Plan provides that an employee can purchase stock at 85% of the fair market value of the stock and requires the employee to hold the stock for a period of one year subject to certain limitations described below. The Company will purchase the stock for the Employee Plan in the open market and will fund the employee discount of 15% and any transaction fees or the Company, may issue shares of common stock in exchange for 85% of the fair market value of the stock. There will be no dilution of the outstanding stock of the Company if the stock for the Employee Plan is acquired in the open market and not through a new issuance of shares.

     The following summary of the Employee Plan is qualified in its entirety by reference to the complete text of the Employee Plan, which is set forth as Appendix A to this Proxy Statement.

GENERAL INFORMATION

     The Employee Plan provides employees with the opportunity to have a percentage of their paycheck deducted each month and for the funds to be used to purchase common stock of the Company at a discounted rate of 85% of the market value on the Entry Date (as defined below). The stock must be held for a period of 1 year after purchase. The Employee Plan is open to employees of the Company and any of its Designated Subsidiaries, as defined in the Employee Plan. The purpose of the Employee Plan is to enable the Company and its subsidiaries to attract, retain and motivate employees by providing them with an opportunity to be involved in continuing and fostering the Company's prosperity.

ELIGIBLE PARTICIPANTS

     Any employee employed on a full-time or part-time basis, who works twenty
(20) hours or more per week on a regular basis for the Company or for any designated subsidiary on the first trading date of a purchase period (the "Entry Date") is eligible to participate in the Employee Plan. As of the Record Date, there are approximately 4,400 employees qualified to participate in the Employee Plan. The Board may impose restrictions on eligibility and participation of employees who are officers and directors to facilitate compliance with federal or state securities laws.

     Participants in the Employee Plan must complete and submit a payroll deduction authorization and enrollment form prior to an applicable Entry Date for a purchase period.

PURCHASE PERIODS

     The Employee Plan's initial purchase period began on the Employee Plan's effective date, October 1, 2000 and ended one month later. Subsequent purchase periods are and generally will be one (1) month in duration and run consecutively after the termination of the preceding purchase period. Purchase periods begin with the Entry Date, and for new participants, the first trading day of their first purchase period. Stock will be purchased on the last trading day of each purchase period (the "Purchase Date").

     Subject to the provisions of the Employee Plan, the Committee, in its sole and absolute discretion, determines all of the terms and conditions of each purchase period under the Employee Plan. The Committee has the authority to change the duration of the purchase periods without shareholder approval, including the commencement dates with respect to future offerings, so long as the change is announced at least five (5) days prior to the beginning of the first purchase period to be affected.

PAYROLL DEDUCTIONS, ADJUSTMENTS, WITHDRAWALS AND TERMINATIONS

     Eligible employees may authorize payroll deductions at the rate of whole percentages up to 10% of the employee's compensation. All employee payroll deductions are held by the Company without interest. Employees may not make additional payments to their payroll deductions. Employees may adjust the rate of their contributions through payroll deductions at anytime during a purchase period by filing a new payroll deduction and enrollment form. The Committee may impose a waiting period of up to 30 days before such change may be effective. No employee may purchase more than $25,000 of the Fair Market Value of the Company's Common Stock in any calendar year, and the Committee may reduce a participating employee's payroll reductions to 0% at any time during a purchase period.

     A participating employee may withdraw from the Employee Plan during a purchase period by completing a new payroll deduction and enrollment form and filing it with the Company at least 5 business day prior to a Purchase Date. Upon withdrawal from the Employee Plan, an employee's accumulated payroll deductions will be refunded without interest.

     Upon termination of employment with the Company or any of its designated subsidiaries an employee's participation in the Employee Plan terminates and all payroll deductions for an employee will be credited to the employee or, in the case of death, to the employee's heirs or estate.

STOCK PURCHASE PRICE

     All of the shares of common stock purchased under the Employee Plan for the employees will be purchased at 85% of the Fair Market Value (as defined below) of the shares on the Entry Date or on the Purchase Date, whichever is lower; provided however, that the Purchase Price may be adjusted by the Committee pursuit to Section 7.4. The Company will fund 15% of the Fair Market Value and any transaction fees.

PURCHASE OF STOCK, PAYMENT AND DELIVERY

     At the end of a purchase period, a participating employee's right to purchase shares of common stock of the Company will be automatically exercised for the purchase of that number of shares (including a percentage of a whole share) of common stock that may be purchased from the employee's accumulated payroll deductions at 85% of fair market value. The participating employee will be responsible for payment of any individual tax liabilities.

     Upon the end of each fiscal quarter, the Company will prepare and deliver to the participating employee a summary of the common stock purchased and the balance of any remaining payroll deductions in the employee's account that were not used to purchase the Company's common stock. The employee will be advised of the applicable holding period for the shares purchased.

     As the Employee Plan is currently administered, all shares of common stock will be purchased in the open market that will result in no shareholder dilution. However, at the election of the Board or the Committee appointed to administer the Employee Plan, the Company may elect to issue shares of common stock at the same price that such shares would otherwise have been purchased on the open market. In the event that the Board or Committee elects to issues shares of common stock rather than purchase those shares on the open market, the Employee Plan would have a dilutive effect on the existing shareholders of the Company. The Company's election to issue shares, however, would not increase the number of shares that are subject to the Employee Plan, which shall remain fixed at 200,000 shares of BMHC common stock. The 200,000 shares of BMHC common stock that are subject to the Employee Plan represent less than 2% of the fully-diluted capitalization of the Company.

DEFINITION OF FAIR MARKET VALUE

     For purposes of the Employee Plan, "Fair Market Value" of the common stock means the closing sales price for the common stock, or the closing bid price if no sales were reported, as quoted on the Nasdaq National Market on the date of determination if that date is a trading day, or if the date of determination is not a trading day, the last market trading day prior to the date of determination, as reported in THE WALL STREET JOURNAL or such other source as the Committee deems reliable.

MAXIMUM SHARES AND DURATION OF EMPLOYEE PLAN

     The maximum number of shares of common stock that may be purchased under the Employee Plan is 200,000. The Employee Plan will continue until October 1, 2010, unless terminated or suspended by the Board.

MERGER, LIQUIDATION OR OTHER CORPORATE TRANSACTIONS

     In the event of the proposed liquidation or dissolution of the Company, sale of all or substantially all of the assets of the Company, or the merger or consolidation of the Company with or into another corporation, the purchase period under the Employee Plan terminates immediately prior to the consummation of such proposed transaction. All outstanding rights to purchase stock under the Employee Plan are automatically terminated and all outstanding payroll deductions will be refunded to the participating employees without interest.

ADMINISTRATION

     The Employee Plan is administered by a committee consisting of at least two persons who will serve for such period of time as the Board may specify and whom the Board may remove at any time (the "Committee"). Subject to the provisions of the Employee Plan, the Committee is authorized and empowered to do all things necessary or desirable in connection with the administration of the Employee Plan, including, without limitation: (i) the day-to-day administration of the Employee Plan, (ii) to take all action in connection with administration of the Employee Plan as it deems necessary, advisable and consistent with the delegation from the Board and (iii) additional duties, responsibilities and authority as delegated by the Board to the Committee.

TAX CONSEQUENCES

     The following is a brief description of the federal income tax treatment that will generally apply to the purchase of shares under the Employee Plan, based on federal income tax laws in effect on the date hereof. The following discussion does not address any estate, inheritance, state or local tax laws, or the tax laws of countries other than the United States. Participants should not rely on this discussion for individual tax advice, as each participant's situation and the tax consequences of purchasing and disposing of shares of common stock will vary depending upon the specific facts and circumstances involved.

     In general, for federal income tax purposes, a participant will not recognize taxable income during the Purchase Period by reason of participating in the Employee Plan. However, funds deducted from a participant's compensation in order to acquire stock pursuant to the Employee Plan are included in the participant's income for federal income tax purposes, and will be subject to applicable withholding and reporting requirements.

     If a participant sells common stock acquired pursuant to the Employee Plan within 2 years after the first day of the Purchase Period applicable to that common stock, the participant will recognize ordinary income in the year of the disposition equal to the excess of the fair market value of that common stock on the last day of that Purchase Period over the amount paid by the participant under the Employee Plan for the common stock sold. Such ordinary income will be added to the participant's basis of the common stock sold. The participant will recognize long-term or short-term capital gain or loss (depending on the participant's holding period) equal to the difference between the amount realized on the sale and the participant's basis in the common stock sold.

     If the participant disposes of the common stock acquired pursuant to the Employee Plan more than two years after the first day of the Purchase Period applicable to that common stock, or if the participant dies holding common stock acquired pursuant to the Employee Plan, the participant will recognize ordinary income at the time of the disposition or death equal to the lesser of (a) the fair market value of such common stock at the time of the disposition or death over the amount paid by the participant under the Employee Plan for the common stock, or (b) 15% of the fair market value of the common stock on the first day of the Purchase Period applicable to that common stock. Such ordinary income amount will be added to the participant's basis in the common stock for purposes of determining gain or loss upon a sale of that stock. Any additional gain or loss on the sale of common stock held for more than two years will be long-term capital gain or loss.

     Generally, BMHC will be required to withhold applicable taxes with respect to any ordinary income recognized by an employee in connection with the purchase or disposition of shares of common stock acquired pursuant to the Employee Plan. The employee may be required to pay the withholding taxes to us or make other provisions satisfactory to us for the payment of the withholding taxes in connection with common stock acquired pursuant to the Employee Plan.


            THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE ADOPTION OF THE EMPLOYEE STOCK PURCHASE PLAN.

                MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     During the fiscal year ended December 31, 2000, the Board of Directors met five times. In addition to the full Board meetings, some directors also attended meetings of Board committees. The Board of Directors has an Audit Committee and a Compensation Committee.

     The Audit Committee is authorized by the Board of Directors to review and supervise the financial controls of BMHC. This includes selecting BMHC's independent accountants, acting upon recommendations of the independent public accountants, reviewing BMHC's proposed budgets, and taking such further actions as the Committee deems necessary. The Audit Committee consists of Messrs. Fix, who is Chairman, Beck, Brown, and Hendrickson, and met four times during the fiscal year ended December 31, 2000. The charter of the Audit Committee is attached to this Proxy Statement as Appendix B.

     The Compensation Committee is authorized by the Board of Directors to set salaries and incentive compensation, stock options and retirement plans for BMHC's executive officers and employees. The Compensation Committee consists of Messrs. O'Neill, who is Chairman, Mabry, and Reiten, and met five times during the fiscal year ended December 31, 2000.

     During the fiscal year ended December 31, 2000, all of the directors attended at least 75% of all of the meetings of the Board of Directors and those committees on which they served during the fiscal year.

     For information regarding compensation received by a director, see "Executive Compensation and Other Information-Compensation of Directors" and "Certain Relationships and Other Transactions."

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     This table details the amount of BMHC's common stock owned as of March 15, 2001, by each person who is known by BMHC to beneficially own more than 5% of BMHC's common stock. The table also shows information concerning beneficial ownership by all directors, each executive officer named in the Summary Compensation Table, and by all directors and executive officers as a group.

                           BENEFICIAL OWNERSHIP TABLE
----------------------------------------------------------------------------------------------------------
                                                                                Beneficial Ownership(1)
                                                                              Number of         Percent of
BENEFICIAL OWNERS:                                                             Shares             Total(2)
WM Advisors                                                                  1,920,779             14.9%
1201 Third Avenue, Ste. 1400
Seattle, WA  98101

ICM Asset Management, Inc.                                                   1,398,550             10.9%
601 Main Avenue, Suite 917
Spokane, WA 99201

Dimensional Fund Advisors                                                    1,066,300             8.3%
1299 Ocean Ave., 11th Floor
Santa Monica, CA  90401

Becker Capital Management                                                      907,982             7.1%
1211 Southwest Fifth Avenue, Suite 2185
Portland, OR  97204

Wellington Management Company                                                  875,300             6.8%
75 State Street, 19th Floor
Boston, MA  02109

DIRECTORS AND EXECUTIVE OFFICERS:

George E. McCown, Chairman of the Board of Directors                           109,720               *

Robert E. Mellor, President and Chief Executive Officer
and Director(3),(4)                                                            155,234             1.2%

Richard F. Blackwood, Executive Vice President(3),(4)                                                *
President, Intermountain Division - BMC West                                    62,686

Ellis C. Goebel, Senior Vice President, Finance(3),(4)
and Treasurer                                                                   65,551               *

Paul S. Street, Senior Vice President, General(3),(4)                                                *
Counsel and Secretary                                                           21,550

William E. Smith, Vice President,
President, SouthCentral Division - BMC West(3),(4)                              21,306               *

Alec F. Beck, Director(4)                                                       15,519               *

H. James Brown, Director(4)                                                     25,650               *

Wilbur J. Fix, Director(4)                                                      28,650               *

Donald S. Hendrickson, Director, (3),(4),(5)                                   118,219               *

Guy O. Mabry, Director(4)                                                       20,650               *

Peter S. O'Neill, Director (4)                                                  25,650               *

Richard G. Reiten                                                                    0

All directors and executive officers as a group (13 persons):                  670,385             5.2%

------------------------------------------------------

*    Represents holdings of less than 1%.

(1) This table is based upon information supplied by officers, directors, and principal shareholders and Schedules 13G, if any, filed with the Securities and Exchange Commission ("SEC"). Unless otherwise indicated in the footnotes to this table and subject to the community property laws where applicable, each of the shareholders named in this table has sole voting and investment power regarding the shares shown as beneficially owned by the shareholder.

(2) The percentage of stock ownership is based on 12,839,607 outstanding shares of BMHC's common stock, adjusted as required by the rules promulgated by the SEC.

(3) Includes shares purchased through BMHC's 401(k) Plan and held indirectly during 2000: Mr. Mellor, 294; Mr. Blackwood, 1,158; Mr. Goebel, 1,017; Mr. Hendrickson, 1,262; Mr. Smith, 206; and Mr. Street, -0-. The shares to be issued for the 2001 fiscal year have not been allocated as of the date of this Proxy Statement.

(4) Includes the shares that certain BMHC directors and executive officers have the right to acquire within 60 days after the date of this table pursuant to outstanding options; Mr. Mellor, 104,940; Mr. Beck, 9,000; Mr. Blackwood, 41,528; Mr. Brown, 21,250; Mr. Fix, 23,250; Mr. Goebel, 33,159;
     Mr. Hendrickson, 44,307; Mr. Mabry, 15,750; Mr. O'Neill, 23,250; Mr. Smith, 21,100; and Mr. Street, 11,750; all directors and executive officers as a group, 349,284.

(5)  Mr. Hendrickson has disclaimed beneficial ownership of 49,000 shares.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     This table details certain summary information concerning compensation paid to or accrued by BMHC on behalf of BMHC's chief executive officer and certain of BMHC's other executive officers (determined as of the end of the last fiscal year) (the "Named Executive Officers") for the fiscal years ended December 31, 1998, December 31, 1999, and December 31, 2000.

                                             SUMMARY COMPENSATION TABLE
                                                                          --------------------
                                                                               Long-Term
                                                                              Compensation

                                           Annual Compensation                  Awards(3)
--------------------------------------------------------------------------------------------------------------------
                                                               Other
         Name                                                  Annual          Securities            All Other
         And                                                   Compen-         Underlying             Compen-
      Principal                                                sation           Options               sation
       Position           Year       Salary($)    Bonus($)(1)  ($)(2)             (#)                 ($)(5)
--------------------------------------------------------------------------------------------------------------------
Robert E. Mellor          2000        450,000       342,478      --            145,000(7)             118,292
President and Chief
Executive Officer         1999        375,000       417,700      --             45,000(6)              63,967

                          1998        275,000       278,094      --             14,900(4)              37,350
--------------------------------------------------------------------------------------------------------------------
Richard F. Blackwood      2000        285,000       283,635    222,361          40,000(7)              67,932
Executive Vice
President and             1999        200,000       204,900      --             20,000(6)              33,794
President -
Intermountain             1998        187,083       158,048     50,200           6,860(4)              28,058
Division - BMC West
--------------------------------------------------------------------------------------------------------------------
Ellis C. Goebel           2000        215,004       147,000    124,746          30,000(7)              50,825
Senior Vice
President, Finance        1999        185,000       205,700      --             15,000(6)              30,794
and Treasurer
                          1998        170,500       172,418      --              6,160(4)              25,056
--------------------------------------------------------------------------------------------------------------------
William E. Smith,         2000        215,004       196,488      --             46,000(7)              46,382
Vice President and
President -               1999        180,000       185,820      --             16,000(6)              28,195
SouthCentral Division
- BMC West                1998        175,000       132,125      --                --                   3,913
--------------------------------------------------------------------------------------------------------------------
Paul S. Street,
Senior Vice President,
General Counsel and       2000        204,996       140,163      --             25,000(7)              10,900
Secretary
                          1999        165,000       200,900      --             15,000(6)               - 0 -

                          1998            N/A           N/A      N/A              N/A                    N/A
--------------------------------------------------------------------------------------------------------------------

(1) Each year BMHC has adopted a bonus plan for its key management personnel, including executive officers. For the fiscal year ended December 31, 2000, 408 of BMHC's 4,448 employees were eligible to participate in a bonus plan. The Compensation Committee determines the final size of the bonus pool. Distribution of the officer bonus pool is based on each person's salary and each individual officer's performance against predetermined objectives.

     The President and Chief Executive Officer of BMHC participates in a bonus plan similar to the other executive officers. In 2000, Mr. Mellor received a bonus of $342,478, and none of his performance stock options vested.

(2) Consists of proceeds received on the exercise of options equal to the difference between the exercise price and the market price on the exercise date. Certain incidental personal benefits that are furnished to BMHC's executive officers, and are not otherwise disclosed in this Proxy Statement. For fiscal year 2000, the incremental cost to BMHC to provide these incidental personal benefits did not exceed the lesser of $50,000 or 10% of the compensation reported in the Summary Compensation Table for any Named Executive Officer, or, with respect to all executive officers as a group, the lesser of $50,000 multiplied by the number of persons in such group or 10% of the compensation reported in the table for the group.

(3) BMHC has no stock appreciation rights (SARs). All awards consist of stock options and are detailed in the following footnotes.

(4) The awards consist of stock options granted under the 1993 Employee Stock Option Plan, as amended ("1993 Plan"). Options vest at a rate of 20% per year unless, pursuant to the terms of the 1993 Plan, the vesting schedule is accelerated by the Compensation Committee of the Board of Directors.

(5) Includes BMHC's matching payments under its savings and retirement plan (the "401(k) Plan"). The 401(k) Plan is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and has a cash or deferred arrangement intended to qualify under Section 401(k) of the Code. Under the 401(k) Plan's cash or deferred arrangement, eligible employees may elect to contribute on a tax-deferred basis from 1% to 15% of their total compensation, subject to statutory limitations. In 2000, BMHC matched 50% of the first 6% of an employee's contribution. Plan participants invest their individual accounts in selected investment alternatives made available under the 401(k) Plan. BMHC's matching contributions during the last fiscal year to its Named Executive Officers were as follows: Robert E. Mellor, $4,750; Richard F. Blackwood, $4,750; Ellis C. Goebel, $4,750, William E. Smith, $4,750; and Paul S. Street, $4,750.

     BMHC adopted a supplemental executive retirement plan ("SERP") to supplement the 401(k) Plan. The goal of the SERP is to provide an overall plan enabling employees to retire at age 65 with 30 years of service at an income level of at least 60% of pre-retirement pay. The retirement value target takes into consideration Social Security and 401(k) Plan benefits. In 1999, BMHC agreed to fund the SERP for executive officers with funds between 17.8%-19.9% of each executive officer's current base salary (these contributions are included in the table). Contributions are based on a percentage of BMHC's earnings after taxes, up to an amount not to exceed 20% of base salaries. BMHC has complied with Internal Revenue Code ss. 3121(v) which requires that social security taxes be withheld from any employer contributions made to a supplemental executive retirement plan. Other compensation includes the 401(k) matching contributions listed above with the balance consisting of contributions made to each individual's supplemental retirement plan. BMHC's contributions during the last fiscal year to offset the current tax impact of the retirement plan contribution to its Named Executive Officers were as follows: Robert E. Mellor, $2,512; Richard F. Blackwood, $1,501; Ellis C. Goebel, $1,072, William E. Smith, $1,072; and Paul S. Street, $-0-.

     Contributions made with respect to participants who are not considered highly compensated individuals under IRS regulations are used to acquire shares of BMHC's common stock. These contributions are allocated based upon individual base salary in excess of $20,000 and are added to the participants' 401(k) Plan accounts. Highly compensated individuals participate in a non-qualified plan in which they receive a number of units determined by dividing the allocated contribution by the average year-end closing price or minimum average of BMHC's common stock for the prior five years. The value of a participant's account at any time is equal to the number of units multiplied by the five-year average stock price as of the immediately preceding fiscal year-end with a minimum gain of 6% annually since the plan's inception. BMHC funds distributions by purchasing cash value life insurance on participants, which is owned by BMHC. BMHC maintains a qualifying trust, which is subject to claims of creditors, in order to otherwise assure payment of benefits to participants.

     The Company provides a non-qualified deferred compensation plan under which certain highly paid executives can defer income. The Company matches their deferral equal to 50% of savings to a maximum of 6% of compensation saved, including amounts saved under the company's 401k plan. BMHC's matching contributions during the last fiscal year to its Named Executive Officers were as follows: Robert E. Mellor, $21,281; Richard F. Blackwood, $8,050; Ellis C. Goebel, $6,695, William E. Smith, $2,252; and Paul S. Street, $6,150.

6 In 1999, BMHC granted 189,500 shares from under the 1993 Plan. These options vest at a rate of 20% annually for a period of five years.

7 In 2000, BMHC granted options covering 150,500 shares under the 1993 Plan. These options vest at a rate of 20% annually for a period of five years. BMHC also granted options covering 332,000 shares under the 2000 Stock Incentive Plan. These options vest at a rate of 25% annually for a period of four years with the exception of options covering 50,000 shares, that have cliff vesting after three years, and options covering 20,000 shares, that have cliff vesting after two years. The options with cliff vesting are contingent on continued service to the company until the options vest.

STOCK OPTION GRANTS IN THE LAST FISCAL YEAR

     In 2000, BMHC granted 8,000 shares from the 1992 Plan, 150,500 shares from the 1993 Plan and 332,000 from the 2000 Stock Incentive Plan. The grants in this table occurred on different dates throughout the year resulting in different option prices.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                Individual Grants


                                                      % of Total
                                   Number of           Options
                                  Securities          Granted to
                                  Underlying          Employees       Exercise
                                    Options           in Fiscal        Price         Expiration         Grant Date
              Name               Granted (#)(1)         Year(2)       ($/Sh)(3)         Date        Present Value ($)(4)
----------------------------------------------------------------------------------------------------------------------
   Robert E  Mellor                 50,000              10.2%           $6.85          12/01/10          $271,500
                                    50,000              10.2%           $9.72          09/07/10           319,000
                                    45,000               9.2%          $10.00          01/20/10           287,100
----------------------------------------------------------------------------------------------------------------------
   Richard F. Blackwood             20,000               4.1%           $6.85          12/01/10          $108,600
                                    20,000               4.1%          $10.00          01/20/10           127,600
----------------------------------------------------------------------------------------------------------------------
   Ellis C. Goebel                  15,000               3.1%           $9.72          09/07/10           $95,700
                                    15,000               3.1%          $10.00          01/20/10            95,700
----------------------------------------------------------------------------------------------------------------------
   William E. Smith                 30,000               6.1%           $9.72          09/07/10          $191,400
                                    16,000               3.3%          $10.00          01/20/10           102,080
----------------------------------------------------------------------------------------------------------------------
   Paul S. Street                   15,000               3.1%           $9.72          09/07/10           $95,700
                                    10,000               2.0%          $10.00          01/20/10            63,800
----------------------------------------------------------------------------------------------------------------------

See footnotes on following page.

-----------------

(1) Options vest at a rate of 20% per year, unless the vesting schedule is accelerated by the Compensation Committee of the Board of Directors, according to the terms of the 1993 Plan and 25% per year under the 2000 Incentive Plan. In addition, the Company granted an option under the 2000 Incentive Plan covering 50,000 shares that have cliff vesting after three years and an option covering 20,000 shares that have cliff vesting after two years. The options with cliff vesting are contingent on the Named Executive Officers continued service to the Company until the options vest. In the event of a change of control, as defined in all plans, all outstanding options become exercisable immediately. Options expire 90 days after an optionee's employment with BMHC is terminated for any reason, unless the termination results from optionee's death, permanent disability, or retirement. In the case of an optionee's death or disability, a vested option does not expire until one year after optionee's death or disability. However, if an optionee retires, a vested option does not expire until three years after optionee's retirement. Options expire 10 years from the grant date. As of December 31, 2000, 20% of the first set of options and 25% of the second set of options granted to executive officers and key employees in the last fiscal year were vested and fully exercisable.

(2) During the 2000 fiscal year, 27 of BMHC's 4,448 employees were granted options under the 2000 Stock Incentive Plan, 10 under the 1993 Plan and one employee was granted options under the 1992 Plan. During the 2000 fiscal year, the total number of shares granted to executive officers and key employees was as follows: 332,000 from the 2000 Incentive Stock Plan, 150,500 shares from the 1993 Plan and 8,000 shares from the 1992 Plan.

(3) Represents the closing market price of BMHC's common stock on the grant date.

(4) BMHC used the Black-Scholes model of option valuation to determine grant date present value. BMHC does not advocate or necessarily agree that the Black-Scholes model can properly determine the value of an option. The actual value that an executive officer realizes depends on the market value of BMHC's stock at a future date and may be more or less than the amount calculated. Estimated values under the Black-Scholes model are based on (a) an expected life of approximately eight years; (b) an interest rate that represents the interest rate on a similar maturity coupon U.S. Treasury Bond; (c) volatility calculated using daily stock prices for eight years prior to the grant date; and (d) a zero future dividend yield.

AGGREGATED STOCK OPTIONS

     The table below provides information concerning aggregated unexercised stock options held as of the 2000 fiscal year-end and the stock options exercised during the 2000 fiscal year by the Named Executive Officers.


    AGGREGATED OPTIONS/EXERCISES IN LAST FISCAL YEAR AND FY END OPTION VALUES

--------------------------------------------------------------------------------------------------------------------------
                                                                                                  Value of Unexercised
                                                                  Number of Securities            In-the-Money Options at
                                                                       Underlying                December 31, 2000(1), (2)
                                                                 Unexercised Options at
                                                                   December 31, 2000(1)
                                  Shares
                                 Acquired         Value
             Name              on Exercise       Realized        Exercisable  Unexercisable      Exercisable  Unexercisable
    Robert E. Mellor                --              --             104,940      216,460            $21,225        -0-
    Richard F. Blackwood          28,875         $222,361           41,528       51,944            $14,433        -0-
    Ellis C. Goebel               14,438         $124,746           33,159       35,522            $10,061        -0-
    William E. Smith                --              --              21,100       45,900              - 0 -        -0-
    Paul S. Street                  --              --              11,750       28,250              - 0 -        -0-
--------------------------------------------------------------------------------------------------------------------------

(1) The table includes options granted under BMHC's stock option plans as of December 31, 2000, and options granted outside BMHC's stock option plans. The options are valued at the closing market price of the stock on December 31, 2000.

(2) The values in these columns are the aggregate amount by which the market price per share of $8.50 on December 31, 2000, exceeded the respective exercise prices of each of the options.

COMPENSATION OF DIRECTORS

     In 2000, BMHC paid its non-employee directors a quarterly fee of $6,250 and granted each director 2,400 shares from under the Second Amended and Restated Non-Employee Director Stock Plan for their services on the Board of Directors. All of the directors are reimbursed for their expenses in attending board of directors and committee meetings.

     In 2000, George E. McCown received a fee of $150,000 for his service as Chairman of the Board of Directors. Mr. McCown does not receive quarterly or meeting fees or stock options from BMHC's Non-Employee Director Stock Plan.

     To promote civic involvement by it's directors, the company contributes to director selected charitable organizations each year. The amount of the contribution is dependant upon company profitability and was $5,000 per director in the year 2000.

SEVERANCE AND CHANGE OF CONTROL AGREEMENTS

     Each of the Named Executive Officers and certain other officers have entered into Severance Agreements with BMHC or BMC West and its subsidiaries (the "Severance Agreement"). Under the terms of the Severance Agreement, a participating executive will be entitled to receive benefits if the executive's employment is terminated by BMHC without cause or by the executive for good reason within three years following a change in control of BMHC.

     The benefits payable to the Named Executive Officers under the Severance Agreement consist of a lump sum cash payment equal to 2.99 times the sum of (i) the executive's compensation (measured by the higher of the amount in effect at the time of termination or Change in Control), plus (ii) the highest cash bonus and profit sharing plan contribution during the three years prior to the Change in Control. In addition, under BMHC's stock option plans, the options vest upon a Change in Control.

     The Severance Agreement also includes all district managers, location managers, and all other key employees whose total annual compensation exceeds $60,000. This group of district managers, location managers and eligible employees are eligible to receive one year's cash compensation upon a Change in Control.

     A "Change in Control" includes: (i) a merger or consolidation of BMHC in which BMHC is not the continuing entity or the holders of BMHC's voting stock immediately prior to the transaction have less than the same proportionate interest in the continuing entity after the transaction; (ii) a sale or exchange of all or substantially all of the assets of BMHC; (iii) approval of a plan of liquidation or dissolution; (iv) a change, over a two-year period or less, in a majority of the Board of Directors that has not been approved by two-thirds of the directors in office at the beginning of the period; and (v) the acquisition by certain persons of 50% or more of BMHC's outstanding stock. A Change in Control does not include a transaction initiated by the Board of Directors and approved by a majority of independent directors (as defined in the Severance Agreement).

     The term "Cause" is defined as the commission of certain felonies, willful dereliction of duties, malicious conduct, and habitual neglect of duties. An executive's termination is for "Good Reason" if any of the following occur within six months of such termination: (i) material change in the executive's duties or position; (ii) a material decrease in compensation or benefits; (iii) certain relocations; and (iv) breach of the Severance Agreement.

     The Severance Agreement has an initial term of 2 years and thereafter is automatically renewed for a similar period, subject to cancellation or amendment by BMHC on or before a subsequent renewal date. Under the Severance Agreement, if any payments to the employee are subject to taxes, the Company will pay any additional taxes related thereto. Specifically, to the extent that any payments (or any portion thereof) to the employee result in a tax obligation for the employee (including excise taxes imposed on any so-called "parachute payments" as that term is defined in the Internal Revenue Code), the Company has agreed to pay an additional lump-sum cash payment (the "Gross-Up Payment") to the employee in an amount such that, after the payment of all federal and state taxes on the Gross-Up Payment, the employee will have sufficient funds to pay the tax obligations arising from the original payment received by the employee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     BMHC's Compensation Committee consists of Peter S. O'Neill, Guy O. Mabry and Richard G. Reiten. None of BMHC's executive officers serves as a director of another corporation in a case where an executive officer of such other corporation serves as a director of BMHC.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee"), which consists of three non-employee Directors, administers BMHC's executive compensation program. The Committee's overall objectives in administering the program are to:

     o  align the Company's reward strategy with its business objectives,

     o  support a culture of strong financial performance, and

     o  attract, retain and motivate highly talented executives.

     The Committee reviews annually the competitive market practices among companies in the home building and building materials industries as well as comparably sized companies in general industry. The Committee uses independent compensation consultants and published surveys to compare BMHC's compensation program and performance against industry peers when making its decisions about executive compensation. In September 2000, the Committee received and considered a report from its outside consultant which evaluated BMHC's executive compensation practices for the prior year. The consultant indicated that BMHC's executive base salaries were slightly below the median of the market, annual cash compensation was slightly above the median of the market based on strong operating income compared to its peers, and long-term incentives fell below the market median for most executives.

     COMPENSATION POLICIES FOR EXECUTIVE OFFICERS. Compensation policies for executive officers follow the compensation policies for all employees generally. The policies emphasize the principle that compensation should be competitive with the appropriate market as well as commensurate with employee and BMHC performance.

     The specific BMHC compensation programs for executive officers are structured to provide competitive compensation levels that integrate compensation with BMHC's annual and long-term performance goals, reward above-average corporate performance and recognize individual initiative and achievements. The programs also provide a mechanism for executive officers to save for their retirement. Targets for total compensation are set at levels the Committee believes are consistent with others in BMHC's industry and comparably sized companies in similar industries. Actual compensation in any particular year may be above or below BMHC's competitors or comparable sized companies in similar industries, depending upon BMHC's performance.

     RELATIONSHIP OF PERFORMANCE UNDER COMPENSATION PLANS. Compensation paid to the executive officers in 2000, as reflected in the foregoing tables, consisted of the following elements: base salary, performance bonus, stock options and retirement plans.

     Based on the performance of the Company in 2000 and a competitive review of salaries compared to positions of similar responsibility in related industries, the Committee made adjustments in executive base salaries, generally averaging 8.1%. Any additional compensation paid to executive officers in the form of performance bonuses is based on BMHC's earnings, thereby aligning executive officers' interests with BMHC's profitability and the interests of shareholders.

     BMHC's annual bonuses to its executive officers, with general administrative responsibilities are based on BMHC's earnings per share (EPS) and return on equity (ROE). The bonus of each division president is based on the division's earnings, return on net working capital and overall earnings per share of BMHC. The Committee sets performance targets in these areas with minimum performance requirements before any performance bonus can be earned, combined with increasing bonus opportunities in direct correlation to the division's and BMHC's financial performance. In addition to financial performance, a portion of an officer's bonus is determined by performance against specific individual objectives established at the beginning of each year.

     BMHC's 2000 Stock Incentive Plan is designed to focus on BMHC's long-term operating performance and stock price growth. In 2000 the Committee approved grants of BMHC's common stock to its executive officers and certain key employees. The Committee approved a regular periodic grant of stock options to executives in January. Due to a general downturn in the industry and to motivate executives and key employees to remain with the Company and stay focused on its business goals, the Committee approved additional special grants, primarily for retention and motivation purposes. These special option grants vest at a rate of 25% per year with the exception of an option covering 50,000 shares, that has cliff vesting after three years, and an option covering 20,000 shares, which has cliff vesting after two years. All options expire 10 years from the grant date.

     The executive officers also participate in other employee benefit programs, including health insurance, group life insurance, a 401(k) Plan and a non-qualified deferred compensation plan. BMHC matched 50% of the first 6% of salary contributed by the employee to the 401(k) plan and/or deferred compensation plan. To supplement BMHC's 401(k) Plan and non-qualified deferred compensation plan, BMHC also provides a supplemental executive retirement plan ("SERP") in which the executive officers participate. The goal of the SERP is to provide an overall plan enabling employees to retire at age 65 after 30 years of service at an income level of at least 60% of pre-retirement pay. In 2000, BMHC funded the SERP for executive officers based on Company profitability in 1999, with funds between the range of 17.8%-19.9% of each executive officer's 2000 base salary. The Named Executive Officers participate in a plan in which they receive a number of units determined by dividing the allocated contribution by the average year-end closing price of BMHC's common stock for the prior five years. The value of each executive officer's account at any time is equal to the number of units multiplied by the five-year average stock price as of the immediately preceding year-end with a minimum gain of 6% annually since the plan's inception. BMHC funds distributions from the purchase of cash value life insurance which BMHC owns on participants.

     CHIEF EXECUTIVE OFFICER'S 2000 COMPENSATION. The Committee's general approach to the Chief Executive Officer's ("CEO's") annual compensation is to establish a competitive annual base salary and to provide for additional compensation based on BMHC's actual financial performance during the year. This approach coincides with BMHC's general philosophy of providing compensation commensurate with the CEO's and BMHC's performance. As a result, the CEO's compensation is intended to fluctuate from year to year based on the Company's performance.

     The Compensation Committee believes that this approach to the CEO's bonus ties a substantial part of the CEO's annual compensation to BMHC's annual performance results, and thus aligns the CEO's compensation with shareholders' interests. The CEO participates in a bonus plan similar to the bonus plan for other executive officers. Based on the Company's achievement of its 2000 financial goals, as established at the beginning of the year, Mr. Mellor was awarded a performance bonus of $342,478.

     The Compensation Committee's approach to the CEO's long-term compensation is to provide for retirement planning through BMHC's 401(k) and deferred compensation Plans, the SERP discussed above, and through stock option awards to emphasize BMHC's long-term performance and stock price. Mr. Mellor was granted an option in 2000 to acquire 50,000 shares of common stock at the fair market value on the grant date. In addition, in recognition of the past four years of improved operating performance and EPS growth, Mr. Mellor was granted an additional 50,000 shares. These stock options vest at a rate of 25% per year with the exception of the 50,000 additional options which have a cliff vesting after three years. Both options expire 10 years from the grant date.

     POLICY ON DEDUCTIBILITY OF COMPENSATION. The federal income tax laws limit the deductibility of certain compensation paid to the Chief Executive Officer and the four other most highly compensated executives (the "covered employees") in excess of $1 million per covered employee. The Committee's general policy is, where feasible, to structure compensation paid to the covered employees so as to maximize the deductibility of such compensation for federal income tax purposes. There may be circumstances, however, where portions of such compensation will not be deductible. In 2000, as in prior years, covered employee compensation was deductible.

     Under the federal income tax law, certain compensation, including "performance-based compensation" is excluded from the $1 million deductibility limit. The Company's 2000 Stock Incentive Plan, which was approved at the Company's 2000 Annual Meeting of Shareholders, allows the Committee to make certain incentive compensation awards to covered employees that qualify as "performance-based compensation". The Committee intends to use such awards, where feasible, to carry out its general policy of providing a competitive compensation package to the covered employees so as to maximize the deductibility of such compensation for federal income tax purposes.


                                    COMPENSATION COMMITTEE
                                    Peter S. O'Neill, Chairman
                                    Guy O. Mabry
                                    Richard G. Reiten

                          REPORT OF THE AUDIT COMMITTEE

     The Audit Committee reviews BMHC's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. BMHC's independent auditors are responsible for expressing an opinion on the conformity of BMHC's audited financial statements to accounting principles generally accepted in the United States of America.

     The Audit Committee has reviewed and discussed with management and the independent auditors BMHC's audited financial statements. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent auditors the written disclosures and the letter from the independent auditors required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from BMHC and its management. The Audit Committee has considered whether the independent auditors provision of information technology services and other non-audit services to the Company is compatible with the auditor's independence.

     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements incorporated by reference in BMHC's Annual Report on SEC Form 10-K for the year ended December 31, 2000, for filing with the Securities and Exchange Commission.

     A copy of the Audit Committee Charter is set forth as Appendix B to this Proxy Statement. All members of the Audit Committee are independent.


                                    AUDIT COMMITTEE
                                    Wilbur J. Fix, Chairman
                                    Alec F. Beck
                                    H. James Brown

                        FEES PAID TO INDEPENDENT AUDITORS

AUDIT FEES (1)                                                          $383,100

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES (2)        $444,000

ALL OTHER FEES (3)                                                      $607,000
                                                                      ----------
TOTAL FEES                                                            $1,434,100
                                                                      ==========

(1) Professional fees and expenses for the fiscal year 2000 audit and the reviews of Form 10-Q of which an aggregate amount of $309,000 has been billed through December 31, 2000.

(2) Fees and expenses for services and consultations related to BMHC's e-commerce strategy.

(3) All other fees include tax compliance and consultation, acquisition due diligence, employee benefit plan audits and other consulting services.

                                PERFORMANCE GRAPH

                     COMPARES 5-YEAR CUMULATIVE TOTAL RETURN
                     AMONG BUILDING MATERIALS HOLDING CORP.,
                    NASDAQ MARKET INDEX AND PEER GROUP INDEX

     The graph below compares BMHC's cumulative total return with the Nasdaq Market Index and a Peer Group Index from January 1, 1995, through December 31, 2000. Total return is based on an investment of $100 on January 1, 1995, and reinvestment of dividends through December 31, 2000. The Peer Group Indexes include publicly held building material distributors and similarly sized distributors of other products to the construction industry.(1)

                                [OBJECT OMITTED]



                    ASSUMES $100 INVESTED ON JANUARY 1, 1995
                          ASSUMES DIVIDENDS REINVESTED
                      FISCAL YEAR ENDING DECEMBER 31, 2000

(1) The 2000 Peer Group Index is composed of the following issuers: Wickes, Inc. and Wolohan Lumber Co.

                  CERTAIN RELATIONSHIPS AND OTHER TRANSACTIONS

     Section 16(a) of the Securities Exchange Act of 1934 requires BMHC's executive officers, directors, and persons owning more than 10% of a registered class of BMHC's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the National Association of Securities Dealers. Executive officers, directors, and greater than 10% shareholders are required by SEC regulations to furnish BMHC with copies of all Section 16(a) forms they file. Based solely on its review of such forms and written representations from certain reporting persons that they have complied with the relevant filing requirements, BMHC believes that all filing requirements applicable to its executive officers, directors, and greater than 10% shareholders were complied with as of December 31, 2000.

INDEMNIFICATION OF EXECUTIVE OFFICERS AND DIRECTORS

     BMHC's Bylaws provide that BMHC will indemnify its directors and executive officers and may indemnify its other officers, employees, and other agents to the fullest extent not permitted by law. BMHC believes that indemnification under its Bylaws covers at least negligence and gross negligence by indemnified parties, and requires BMHC to advance litigation expenses in the case of shareholder derivative actions or other actions against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification. BMHC is also empowered under its Bylaws to enter into indemnification contracts with its directors and executive officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. In accordance with this provision, BMHC has entered into indemnity agreements with each of its directors and executive officers. BMHC also has in effect directors and executive officers liability insurance coverage.

     BMHC's Certificate of Incorporation provides that, under Delaware law, its directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to BMHC and its shareholders. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to BMHC, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

     Currently, there is no pending litigation or proceeding involving a director, executive officer, employee, or other BMHC agent where indemnification is sought. BMHC is not aware of any threatened litigation that may result in indemnification claims by any director, executive officer, employee, or other agent.

     Any future transactions between BMHC and its executive officers, directors, and affiliates will be on terms no less favorable to BMHC than can be obtained from unaffiliated third parties, and any material transactions with such persons will be approved by a majority of BMHC's disinterested directors.

                              SHAREHOLDER PROPOSALS

     Under Section 5(b) of BMHC's Bylaws, proposals by BMHC shareholders must be given in writing to BMHC's Secretary in a timely manner. A timely manner is defined as being delivered to or mailed to and received at BMHC's principal executive office not less than 120 days prior to the date BMHC's proxy statement is released to shareholders in connection with the previous year's annual meeting of shareholders. No timely proposals were received.

                       SHAREHOLDER NOMINATION OF DIRECTORS

     Under Section 5(c) of BMHC's Bylaws, nominations for election to the Board of Directors by BMHC's shareholders must be received not less than 120 days prior to the date BMHC's proxy statement is released to shareholders in connection with the previous year's annual meeting of shareholders. The nomination must contain the information required by BMHC's Bylaws. No timely nominations were received.


                                  OTHER MATTERS

     The Board of Directors is not aware of any other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly presented, persons named as proxies will vote in accordance with their best judgment on such matters.

                            By Order of the Board of Directors


                            Paul S. Street
                            Senior Vice President, General Counsel
                            and Corporate Secretary

April 2, 2001

     A copy of BMHC's Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2000, is available without charge upon written request to:

                           Shareholder Services
                           Building Materials Holding Corporation
                           Attn: Lesa D. Thomas, Assistant Corporate Secretary 720 Park Boulevard, Suite 200
                           Post Office Box 70006
                           Boise, Idaho  83707-0106
                           www.BMHC.com

                                   APPENDIX A

                     BUILDING MATERIALS HOLDING CORPORATION
                          EMPLOYEE STOCK PURCHASE PLAN


1.       PURPOSE.

         The purpose of this Employee Stock Purchase Plan (this "Plan") is to provide an opportunity for employees of Building Materials Holding Corporation (the "Corporation") and its subsidiaries to purchase Common Stock of the Corporation and thereby to have an additional incentive to contribute to the prosperity of the Corporation. It is the intention of the Corporation that this Plan qualify as an "Employee Stock Purchase Plan" under Section 423 of the Internal Revenue Code of 1986, as amended.

2.       DEFINITIONS.

         (a) "Board" shall mean the Board of Directors of the Corporation.

         (b) "Code" shall mean the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein shall be a reference to any successor or amended section of the Code.

         (c) "Committee" shall mean the committee appointed by the Board in accordance with Section 14 of the Plan.

         (d) "Common Stock" shall mean the Common Stock of the Corporation, or any stock into which such Common Stock may be converted.

         (e) "Compensation" shall mean an Employee's wages, salaries, commissions and fees for professional services actually rendered in the course of employment with the Corporation or a Designated Subsidiary to the extent that the amounts are includible in gross income, with any modifications determined by the Committee. The Committee shall have the authority to determine and approve all forms of pay to be included in the definition of Compensation and may change the definition on a prospective basis.

         (f) "Corporation" shall mean Building Materials Holding Corporation.

         (g) "Designated Subsidiary" shall mean a Subsidiary that has been designated by the Committee as eligible to participate in the Plan with respect to its Employees, including without limitation, BMCW SouthCentral, L.P., a Texas limited partnership.

         (h) "Employee" shall mean an individual classified as an employee (within the meaning of Code Section 3401(c) and the regulations thereunder) by the Corporation or a Designated Subsidiary on the Corporation's or such Designated Subsidiary's payroll records during the relevant participation period.

         (i) "Entry Date" shall mean the first Trading Day of a Purchase Period and, for new Participants, the first Trading Day of their first Purchase Period.

         (j) "Fair Market Value" shall be the closing sales price for the Common Stock (or the closing bid, if no sales were reported) as quoted on the Nasdaq National Market on the date of determination if that date is a Trading Day, or if the date of determination is not a Trading Day, the last market Trading Day prior to the date of determination, as reported in THE WALL STREET JOURNAL or such other source as the Committee deems reliable.

         (k) "Participant" shall mean a participant in the Plan as described in
Section 5 of the Plan.

         (l) "Plan" shall mean this Employee Stock Purchase Plan.

         (m) "Purchase Date" shall mean the last Trading Day of each Purchase Period.

         (n) "Purchase Period" shall mean the period of one month commencing after one Purchase Date and ending on the Purchase Date that is one (1) month thereafter, except that the first Purchase Period shall commence on the Plan's effective date and end one month thereafter. Subsequent Purchase Periods shall run consecutively after the termination of the preceding Purchase Period. The duration and timing of Purchase Periods may be changed or modified by the Committee.

         (o) "Purchase Price" shall mean 85% of the Fair Market Value of a share of Common Stock on the Entry Date or on the Purchase Date, whichever is lower; provided however, that the Purchase Price may be adjusted by the Committee pursuant to Section 7.4.

         (p) "Stockholder" shall mean a record holder of shares entitled to vote shares of Common Stock under the Corporation's bylaws.

         (q) "Subsidiary" shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, as described in Code Section 424(f).

         (r) "Trading Day" shall mean a day on which U.S. national stock exchanges and the NASDAQ System are open for trading.

3.       ELIGIBILITY.

         Any Employee regularly employed on a full-time or part-time (20 hours or more per week on a regular schedule) basis by the Corporation or by any Designated Subsidiary on an Entry Date shall be eligible to participate in the Plan with respect to the Purchase Period commencing on such Entry Date, provided that the Committee may establish administrative rules requiring that employment commence some minimum period (e.g., one or more pay periods) prior to an Entry Date to be eligible to participate with respect to the Purchase Period beginning on that Entry Date. The Committee may also determine that a designated group of highly compensated Employees are ineligible to participate in the Plan so long as the excluded category fits within the definition of "highly compensated employee" in Code Section 414(q). No Employee may participate in the Plan if immediately after a proposed purchase hereunder the Employee would own or be considered to own (within the meaning of Code Section 424(d)) shares of stock, including stock which the Employee may purchase by conversion of convertible securities or under outstanding options granted by the Corporation, possessing 5% or more of the total combined voting power or value of all classes of stock of the Corporation or of any of its Subsidiaries. All Employees who participate in the Plan shall have the same rights and privileges under the Plan, except for differences that may be mandated by local law and that are consistent with Code
Section 423(b)(5); provided, however, that Employees participating in a sub-plan adopted pursuant to Section 15 which is not designed to qualify under Code section 423 need not have the same rights and privileges as Employees participating in the Code section 423 Plan. The Board may impose restrictions on eligibility and participation of Employees who are officers and directors to facilitate compliance with federal or state securities laws or foreign laws. Notwithstanding the foregoing, if any Employee violates the terms of the Plan (including a sale or attempted sale of shares before delivery thereof in violation of the holding period described in Section 9 hereof), the Committee may suspend such Employee's eligibility to participate in the Plan for a period of up to one (1) year from the date of such violation. Whether an Employee has violated the terms of the Plan shall be determined in the sole discretion of the Committee.

4.       PURCHASE PERIODS.

         The Plan shall be implemented by consecutive 1 month Purchase Periods, with a new Purchase Period commencing after one Purchase Date and ending on the Purchase Date that is 1 month thereafter (or on such other date as determined by the Committee or Section 13 hereof). The first Purchase Period shall commence on October 1, 2000. The Committee shall have the authority to change the duration of Purchase Periods (including the commencement dates thereof) with respect to future offerings without Stockholder approval if such change is announced at least five (5) days prior to the scheduled beginning of the first Purchase Period to be affected thereafter.

5.       PARTICIPATION.

         5.1 An Employee who is eligible to participate in the Plan in accordance with Section 3 may become a Participant by completing and submitting, on a date prescribed by the Committee prior to an applicable Entry Date, a completed payroll deduction authorization and Plan enrollment form provided by the Corporation or by following an electronic or other enrollment process as prescribed by the Committee. An eligible Employee may authorize payroll deductions at the rate of any whole percentage of the Employee's Compensation, not to exceed 10% of the Employee's Compensation or such other percentage limitation as may be established by the Committee from time to time. All payroll deductions may be held by the Corporation and commingled with its other corporate funds where administratively appropriate. No interest shall be paid or credited to the Participant with respect to such payroll deductions. The Corporation shall maintain a separate bookkeeping account for each Participant under the Plan and the amount of each Participant's payroll deductions shall be credited to such account. A Participant may not make any additional payments into such account.

         5.2 Under procedures established by the Committee, a Participant may withdraw from the Plan during a Purchase Period, by completing and filing a new payroll deduction authorization and Plan enrollment form with the Corporation or by following electronic or other procedures prescribed by the Committee, prior to the fifth business day preceding the Purchase Date. If a Participant withdraws from the Plan during a Purchase Period, his or her accumulated payroll deductions will be refunded to the Participant without interest. The Committee may establish rules limiting the frequency with which Participants may withdraw and re-enroll in the Plan and may impose a waiting period on Participants wishing to re-enroll following withdrawal.

         5.3 A Participant may change his or her rate of contribution through payroll deductions at any time by filing a new payroll deduction authorization and Plan enrollment form or by following electronic or other procedures prescribed by the Committee; provided, however, the Committee may impose a waiting period of up to 30 days before such change may be effective. If a Participant has not followed such procedures to change the rate of contribution, the rate of contribution shall continue at the originally elected rate throughout the Purchase Period and future Purchase Periods. In accordance with
Section 423(b)(8) of the Code, the Committee may reduce a Participant's payroll deductions to 0% at any time during a Purchase Period.

6.       TERMINATION OF EMPLOYMENT.

         In the event any Participant terminates employment with the Corporation or any of its Designated Subsidiaries for any reason (including death) prior to the expiration of a Purchase Period, the Participant's participation in the Plan shall terminate and all amounts credited to the Participant's account shall be paid to the Participant or, in the case of death, to the Participant's heirs or estate, without interest. Whether a termination of employment has occurred shall be determined by the Committee. The Committee may also establish rules regarding when leaves of absence or changes of employment status will be considered to be a termination of employment, including rules regarding transfer of employment among Designated Subsidiaries, Subsidiaries and the Corporation, and the Committee may establish termination-of-employment procedures for the Plan that are independent of similar rules established under other benefit plans of the Corporation and its Subsidiaries.

7.       PURCHASE PERIOD; PURCHASE PRICE.

         7.1 The maximum number of shares that may be purchased under the Plan shall be 200,000.

         7.2 Each Purchase Period shall be determined by the Committee. Unless otherwise determined by the Committee, the Plan will operate with successive 1 month Purchase Periods commencing at the beginning of each month. The Committee shall have the power to change the duration of future Purchase Periods, without Stockholder approval, and without regard to the expectations of any Participants.

         7.3 Each eligible Employee who has elected to participate as provided in Section 5.1 shall be granted the opportunity to purchase that number of shares (including a percentage of a whole share) of Common Stock which may be purchased with the payroll deductions accumulated on behalf of such Employee during each Purchase Period at the purchase price specified in Section 7.4 below, subject to the additional limitation that no Employee participating in the Plan in accordance with Code Section 423 shall be granted the opportunity to purchase Common Stock under the Plan at a rate which exceeds twenty-five thousand dollars ($25,000) of the Fair Market Value of such Common Stock (determined at the time such rights are granted) in any calendar year. The foregoing sentence shall be interpreted so as to comply with Code Section 423(b)(8).

         7.4 The purchase price for shares of Common Stock purchased hereunder shall be eighty-five percent (85%) or such other percentage designated by the Committee (the "Designated Percentage") of the Fair Market Value of the Common Stock at the time of acquisition of the Common Stock on the Entry Date. The Committee may change the Designated Percentage with respect to any future Purchase Period, but not below eighty-five percent (85%), and the Committee may determine with respect to any prospective Purchase Period that the purchase price shall be the Designated Percentage of the Fair Market Value of the Common Stock on the Purchase Date.

8.       PURCHASE OF STOCK.

         8.1 Upon the expiration of each Purchase Period, a Participant's right to purchase shares shall be exercised automatically for the purchase of that number of shares (including a percentage of a whole share) of Common Stock which the accumulated payroll deductions credited to the Participant's account at that time shall purchase at the applicable price specified in Section 7.4. Notwithstanding the foregoing, the Corporation or its designee may make such provisions and take such action as it deems necessary or appropriate for the withholding of taxes and/or social insurance which the Corporation or its Designated Subsidiary is required by law or regulation of any governmental authority to withhold. Each Participant, however, shall be responsible for payment of all individual tax liabilities arising under the Plan.

         8.2 Notwithstanding Section 8.1, if the Board [or the Committee] so elects, in its sole discretion, the Corporation shall issue to the Participant that number of shares (including a percentage of a whole share) of Common Stock which the accumulated payroll deductions credited to the Participant's account at that time would otherwise purchase at the applicable price specified in
Section 7.4. In the event that the Board or the Committee makes the election pursuant to this Section 8.2, the accumulated payroll deductions credited to the Participant's account shall be transferred to the Corporation as payment in full for such issued shares (and fractional shares, as the case may be). Nothing in this Section 8.2 shall be deemed to increase the maximum number of shares that may be purchased under the Plan as set forth in Section 7.1, and the maximum number of remaining shares that may be purchased pursuant to the Plan shall be reduced by the number of shares issued by the Corporation pursuant to this
Section 8.2.

9.       PAYMENT AND DELIVERY.

         At the end of each fiscal quarter, the Corporation shall deliver to the Participant a record of the Common Stock purchased and the balance of any amount of payroll deductions credited to the Participant's account not used for the purchase, except as specified below. The Committee may permit or require that shares be deposited directly with a broker designated by the Committee or to a designated agent of the Corporation, and the Committee may utilize electronic or automated methods of share transfer. The Committee may (i) require that shares be retained with such broker or another agent for a period of up to 1 year or such other period of time designated by the Committee and (ii) establish other procedures to permit tracking of disqualifying dispositions of such shares. No Participant shall have any voting, dividend, or other Stockholder rights with respect to shares purchased under the Plan until the shares have been purchased and delivered to the Participant as provided in this Section 9.

10.      [This Section Intentionally Left Blank.]

11.      MERGER, LIQUIDATION, OTHER CORPORATION TRANSACTIONS.

         In the event of the proposed liquidation or dissolution of the Corporation, a proposed sale of all or substantially all of the assets of the Corporation, or the merger or consolidation of the Corporation with or into another corporation, the Purchase Period will terminate immediately prior to the consummation of such proposed transaction, unless otherwise provided by the Board in its sole discretion, and all outstanding rights to purchase shares hereunder shall automatically terminate and the amounts of all outstanding payroll deductions will be refunded without interest to the Participants.

12.      TRANSFERABILITY.

         Rights or interests to purchase Common Stock hereunder may not be voluntarily or involuntarily assigned, transferred, pledged, or otherwise disposed of in any way by any Participant, and any attempted assignment, transfer, pledge, or other disposition shall be null and void and without effect. If a Participant in any manner attempts to transfer, assign or otherwise encumber his or her rights or interests under the Plan, other than as permitted by the Code, such act shall be treated as an election by the Participant to discontinue participation in the Plan pursuant to Section 5.2.

13.      AMENDMENT OR TERMINATION OF THE PLAN.

         13.1 The Plan shall continue until October 1, 2010 unless otherwise terminated in accordance with Section 13.2.

         13.2 The Board may, in its sole discretion, insofar as permitted by law, terminate or suspend the Plan, or revise or amend it in any respect whatsoever, except that, without approval of the Stockholders, no such revision or amendment shall increase the number of shares subject to the Plan, other than an adjustment under Section 10 of the Plan.

14.      ADMINISTRATION.

         The Board shall appoint a Committee consisting of at least two members who will serve for such period of time as the Board may specify and whom the Board may remove at any time. The Committee will have the authority and responsibility for the day-to-day administration of the Plan, the authority and responsibility specifically provided in the Plan and any additional duty, responsibility and authority delegated to the Committee by the Board, which may include any of the functions assigned to the Board in the Plan. The Committee may delegate to one or more individuals or entities the day-to-day administration of the Plan. The Committee shall have full power and authority to promulgate any rules and regulations which it deems necessary for the proper administration of the Plan, to interpret the provisions and supervise the administration of the Plan, to make factual determinations relevant to Plan entitlements and to take all action in connection with administration of the Plan as it deems necessary or advisable, consistent with the delegation from the Board. Decisions of the Board and the Committee shall be final and binding upon all Participants. Any decision reduced to writing and signed by a majority of the members of the Committee shall be fully effective as if it had been made at a meeting of the Committee duly held. The Corporation shall pay all expenses incurred in the administration of the Plan. No Board or Committee member shall be liable for any action or determination made in good faith with respect to the Plan or any rights granted hereunder.

15.      COMMITTEE RULES FOR FOREIGN JURISDICTIONS.

         The Committee may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules and procedures regarding handling of payroll deductions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of stock certificates which vary with local requirements.

         The Committee may also adopt sub-plans applicable to particular Subsidiaries or locations, which sub-plans may be designed to be outside the scope of Code Section 423. The rules of such sub-plans may take precedence over other provisions of the Plan, with the exception of Section 7.1, but unless otherwise superseded by the terms of such sub-plan, the provisions of the Plan shall govern the operation of such sub-plan.

16.      SECURITIES LAWS REQUIREMENTS.

         The Corporation shall not be under any obligation to issue Common Stock purchased hereunder unless and until the Corporation has determined that: (i) it and the Participant have taken all actions required to register the Common Stock under the Securities Act of 1933, or to perfect an exemption from the registration requirements thereof; (ii) any applicable listing requirement of any stock exchange on which the Common Stock is listed has been satisfied; and
(iii) all other applicable provisions of state, federal and applicable foreign law have been satisfied.

17.      GOVERNMENTAL REGULATIONS.

         This Plan and the Corporation's obligation to sell and deliver shares of its stock under the Plan shall be subject to the approval of any governmental authority required in connection with the Plan or the authorization, issuance, sale, or delivery of stock hereunder.

18.      NO ENLARGEMENT OF EMPLOYEE RIGHTS.

         Nothing contained in this Plan shall be deemed to give any Employee the right to be retained in the employ of the Corporation or any Designated Subsidiary or to interfere with the right of the Corporation or Designated Subsidiary to discharge any Employee at any time.

19.      GOVERNING LAW.

         This Plan shall be governed by Delaware law, without regard to conflict of law principles thereof.

20.      EFFECTIVE DATE.

         This Plan shall be effective October 1, 2000, subject to approval of the Stockholders of the Corporation within 12 months before or after its adoption by the Board.

21.      REPORTS.

         Individual accounts shall be maintained for each Participant in the Plan. Statements of account shall be given to Participants at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.

22. DESIGNATION OF BENEFICIARY FOR OWNED SHARES AND ACCUMULATED PAYROLL DEDUCTIONS.

         With respect to shares of Common Stock purchased by the Participant pursuant to the Plan and held in an account maintained by the Corporation or its assignee on the Participant's behalf, the Participant may be permitted to file a written designation of beneficiary. The Participant may change such designation of beneficiary at any time by written notice to the Corporation. Subject to local legal requirements, in the event of a Participant's death, the Corporation or its assignee shall deliver such shares of Common Stock to the designated beneficiary.

         Subject to local law, in the event of the death of a Participant and in the absence of a beneficiary validly designated who is living at the time of such Participant's death, the Corporation shall deliver such shares of Common Stock to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Corporation), the Corporation in its sole discretion, may deliver (or cause its assignee to deliver) such shares of Common Stock to the spouse, dependent or relative of the Participant, or if no spouse, dependent or relative is known to the Corporation, then to such other person as the Corporation may determine.

         In the event of death of a Participant during a Purchase Period, the Corporation shall reimburse such Participant's accumulated payroll deductions during such Purchase Period to the Participant's designated beneficiary, or in the absence of a beneficiary validly designated who is living at the time of such Participant's death, to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Corporation), the Corporation in its sole discretion, may deliver (or cause its assignee to deliver) such accumulated payroll deductions to the spouse, dependent or relative of the Participant, or if no spouse, dependent or relative is known to the Corporation, then to such other person as the Corporation may determine.

                                   APPENDIX B


                     BUILDING MATERIALS HOLDING CORPORATION
                             AUDIT COMMITTEE CHARTER

                              (adopted May 3, 2000)


         1. PURPOSE. The purpose of the Audit Committee (the "Committee") is to assist the Board of Directors (the "Board") in fulfilling its responsibility to oversee (1) management's conduct of the Company's financial reporting, including overview of the financial reports and other financial information provided by the Company to any governmental or regulatory body, the public or others, (2) the Company's systems of internal accounting, financial controls, and internal audit, (3) the annual independent audit of the Company's financial statements and selection of an independent auditor, and (4) the Company's legal compliance programs.

         2. MEMBERSHIP. The Committee shall be comprised of not less than 3 members of the Board. Each member must be financially literate and one member shall have accounting or related financial management experience, both as determined in the Board's judgment.

         3. RESPONSIBILITIES. The Committee's role is one of oversight and it recognizes that the Company's management is responsible for preparing the Company's financial statements and the independent auditors are responsible for the audit of the financial statements. The Committee is not providing any expert or special assurance as to the Company's financial statements or any certification of the work of the outside auditors. The Committee shall, in addition to other responsibilities as may be assigned by the Board from time to time:

o Recommend to the Board, and evaluate, the firm of independent certified public accountants to be appointed as auditors of the Company to perform the annual audit which firm shall be ultimately accountable to the Board through the Committee.

o Review with the independent auditors and management the scope of the audit, the results of the annual audit examination by the independent auditors, any reports of the independent auditors with respect to interim periods, and, with the internal auditor of the Company, the scope and results of the internal audit program. The Audit Committee will review the Company's quarterly financial statements (Form 10Q) and the annual report (Form 10K) with the independent auditors and management prior to filing. The Committee will prepare the report required by the rules of the SEC to be included in the Company's annual proxy statement.

o Review the written statement from the outside auditor of the Company concerning any relationships between the auditor and the Company or any other relationships that may adversely affect the independence of the auditor and assess the independence of the outside auditor as required under Independent Standard Boards Standard No. 1.

o Review the adequacy of the Company's administrative and financial controls, with particular emphasis on the scope, performance and reports of the internal audit function.

o Review significant changes in the accounting policies of the Company and accounting and financial reporting proposals that may have a significant impact on the Company's financial reports, and make recommendations to the Board regarding the same.

o Consult and review with the Company's general counsel as to any potentially material pending or threatened claims, governmental inquiries or investigations. Review with the Company's general counsel the Company's compliance programs.

o Review and make recommendations to the Board regarding the annual budget for the Company developed by management.

o    Review annually the adequacy of the Committee's Charter.

         4. MEETINGS. The Committee will meet as often as in its judgment is necessary, but no less frequently than quarterly. The Committee may meet either in person or telephonically. The Committee shall report the results of each of its meetings to the Board. The majority of the members of the Committee shall constitute a quorum.